Exhibit 4.1
SHAREHOLDER AGREEMENT
SHAREHOLDER AGREEMENT dated as of October 13, 2008 (the “Agreement”) between Banco Santander S.A., a Spanish sociedad anónima (“Parent”), and each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”).
WHEREAS, in order to induce Parent to enter into the Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), with Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), Parent has requested the Shareholders, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company that such Shareholder beneficially owns (the “Shares”).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Voting Agreement
Section 1.01. Voting Agreement. Shareholder hereby agrees to vote (or cause to be voted) or exercise its right to consent (or cause its right to consent to be exercised) with respect to all Shares beneficially owned by such Shareholder that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Transaction Agreement, the Reincorporation Merger, the Share Exchange and all agreements related to the Reincorporation Merger and the Share Exchange (collectively, the “Transactions”), at any meeting and at any adjournment thereof, at which such Transaction Agreement and other related agreements (or any amended version thereof) are submitted for the consideration and vote of the shareholders of the Company. Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, or (iii) corporate action the consummation of which would in any respect frustrate the purposes, or prevent or delay, hinder, interfere with or adversely affect in any respect the consummation, of the transactions contemplated by the Transaction Agreement.

Section 1.02. Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, to the maximum extent permitted by applicable law, Shareholder hereby grants a proxy appointing Parent as Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Article 1 is irrevocable, is coupled with an interest and is granted in consideration of Parent entering into this Agreement and the Transaction Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon the earlier of the termination of this Agreement in accordance with its terms and the Record Date.
ARTICLE 2
Representations and Warranties of Shareholders
Shareholder represents and warrants to Parent (it being expressly understood that the representations and warranties contained in this Agreement shall be made only as of the date hereof):
Section 2.01. Corporation Authorization. If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the corporate, limited liability company, partnership or trust powers of such Shareholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding Agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.
Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Shareholder is not an individual, violate the certificate of incorporation or bylaws of or similar organizational documents of such Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iv) result in the imposition of any Lien on any asset of such Shareholder.
Section 2.03. Ownership of Shares. Such Shareholder is the beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shares, except as contemplated by this Agreement.

Section 2.04. Reliance. Such Shareholder understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.
Section 2.05. Total Shares. Except for the Shares set forth on the signature page hereto, as of the date of this Agreement such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.
Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement by reason of any arrangement or agreement made by such Shareholder.
ARTICLE 3
Representations and Warranties of Parent
Parent represents and warrants to Shareholder:
Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate (or similar) powers of Parent and have been duly authorized by all necessary corporate (or similar) action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
Covenants of Shareholder
Shareholder hereby covenants and agrees that:
Section 4.01. No Transfer of, Proxies for, or Encumbrances on, Shares. (a) Except pursuant to the terms of this Agreement or as required by the Investment Arrangements, no Shareholder shall (nor permit any person under such Shareholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell (including short sell), assign, transfer, encumber or otherwise dispose of, or enter into any contract (including any hedging or derivative agreement or other similar agreement), option or other arrangement (including any profit sharing arrangement) or understanding with respect to the direct or indirect sale (including short sale), assignment, transfer, encumbrance or other disposition of, any Shares, in each case on or prior to the earlier of the Record Date and June 30, 2009 (the "Sale Release Date”). After the Sale Release Date, no such sale, assignment, transfer, encumbrance, disposition, entering into of any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any Shares shall be made by any Shareholder other than in (i) open market sales not exceeding in any one trading day 20% of the Company’s average daily volume for the previous 30 trading days, or (ii) privately negotiated sales, provided that the transferee immediately following any such transaction would not, together with such transferee’s Affiliates, beneficially own in the aggregate 2% or more of the Company’s outstanding voting securities. For purposes hereof, the term “Record Date” shall mean the first record date established by the board of directors of the Company (with the approval and consent of at least one director designated by Parent) for the meeting of the Company’s shareholders contemplated by Section 10.02 of the Transaction Agreement (the “Record Date”).
(b) For the avoidance of doubt, Parent hereby agrees and confirms that following the Sale Release Date, Shareholder may take any action referenced in clause (ii) of Section 4.01(a) with respect to any or all of the Shares, and that upon and to the extent of such sale, assignment, transfer, encumbrance, or other disposition such Shares shall no longer be subject to the terms of this Agreement, except to the extent expressly agreed by the Person to whom the Shares are sold, assigned, transferred or disposed of or for whose benefit the encumbrance arises.
Section 4.02. Other Offers. Subject to Section 5.01, Shareholder shall not, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed, or may be considering whether to agree, to endorse an Acquisition Proposal. Shareholder will promptly notify Parent after receipt of an Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request.

Section 4.03. Appraisal Rights. Shareholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to any of the transactions contemplated by the Transaction Agreement.
ARTICLE 5
Miscellaneous
Section 5.01. Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder solely in his or her capacity as the beneficial owner of the Shares beneficially owned by him or her, and nothing in this Agreement shall in any way restrict or limit any action taken or to be taken (or failure to act) by such Shareholder in any capacity as a director or officer of the Company and the taking of any actions (or failure to act) in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.
Section 5.02. Documentation and Information. Shareholder consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that is required to be disclosed by Applicable Law in any press release, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document or registration statement in connection with the Reincorporation Merger, the Share Exchange and any transactions contemplated by the Transaction Agreement; provided that Shareholder is provided with a reasonable opportunity to review and comment on any such disclosure. Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent that Shareholder has knowledge that any such information shall have become false or misleading in any material respect.
Section 5.03. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Section 5.04. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
Section 5.05. Termination. (a) Subject to paragraph (b) of this Section 5.05, this Agreement shall terminate upon the earlier of:
(i) the Exchange Effective Time;
(ii) the mutual consent Parent and Shareholder; and
(iii) the termination of the Transaction Agreement pursuant to its terms.
In addition, as noted in Section 4.01 hereof, except as expressly stated therein, a transferee of Shares or other counterparty to a transaction contemplated thereby, the terms of this Agreement shall not apply to any Shares that are sold, assigned, transferred, encumbered or disposed of following the Sale Release Date in accordance with Section 4.01.
(b) Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Article V, which will survive such termination, and any provision of this Agreement which by its terms survives such termination.
Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07. Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any controlled Affiliate of Parent. For the avoidance of doubt, any sale, assignment, transfer, encumbrance or disposition of Shares permitted by Section 4.01 shall not be regarded as an assignment of this Agreement and no purchaser, assignee, transferee, pledge or recipient of such Shares shall be regarded as a successor of Shareholder under this Agreement or have any responsibility or be subject to any liability under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

Section 5.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.
Section 5.09. Consent To Jurisdiction; Jury Trial. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court..
(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 5.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 5.13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership interest or incidence of ownership of or with respect to any Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholder.
Section 5.14. Capitalized Terms; Other Terms.
(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.
(b) For purposes of this Agreement, a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.
[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANCO SANTANDER S.A.
By:
Name:
Title:

Shares
By:
Name:
Title: